As filed with the Securities and Exchange Commission on July 1, 2019
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________
WRIGHT MEDICAL GROUP N.V.
(Exact name of registrant as specified in its charter)

The Netherlands	98-0509600
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
Prins Bernhardplein 200
1097 JB Amsterdam, The Netherlands
(+ 31) 20 521-4777
(Address of principal executive offices) (Zip code)
___________________________
Wright Medical Group N.V.
Amended and Restated 2017 Equity and Incentive Plan
(Full title of the plan)

Robert J. Palmisano
President and Chief Executive Officer
Wright Medical Group N.V.
Prins Bernhardplein 200
1097 JB Amsterdam, The Netherlands
(+ 31) 20 521-4777
(Name and address and telephone number, including area code, of agent for service)
Copies requested to:

Amy E. Culbert, Esq. Fox Rothschild LLP Campbell Mithun Tower, Suite 2000 222 South Ninth Street Minneapolis, Minnesota 55402 (612) 607-7000	James A. Lightman Senior Vice President, General Counsel and Secretary Wright Medical Group, Inc. 1023 Cherry Road Memphis, Tennessee 38117 (901) 867-9971
___________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value €0.03 per share	6,200,000 shares	$29.08	$180,296,000.00	$21,851.88
_________________

(1)
Pursuant to Rule 416 under the United States Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional ordinary shares of the registrant that become issuable under the Wright Medical Group N.V. Amended and Restated 2017 Equity and Incentive Plan, by reason of any recapitalization, stock split, stock dividend or other similar transaction effected without receipt of consideration where the registrant’s outstanding ordinary shares are increased, converted or exchanged.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act and calculated based on the average of the high and low sales prices of the registrant’s ordinary shares, as reported on the Nasdaq Global Select Market on June 27, 2019.

EXPLANATORY NOTE
Wright Medical Group N.V. (the “Registrant” or the “Company”) has filed this registration statement on Form S-8 (this “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), to register an additional 6,200,000 shares of the Company’s ordinary shares, €0.03 par value per share (“Ordinary Shares”), issuable pursuant to awards under the Wright Medical Group N.V. Amended and Restated 2017 Equity and Incentive Plan (the “Amended Plan”). On June 30, 2017, the Company filed a registration statement on Form S-8 (File No. 333-219112) (the “Existing Form S-8”) to register (i) 5,000,000 Ordinary Shares issuable pursuant to awards under the Wright Medical Group N.V. 2017 Equity and Incentive Plan (the “2017 Plan” and together with the “Amended Plan,” the “Plan”), (ii) 1,329,648 Ordinary Shares remaining available for issuance under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan (the “Prior Plan”) and not subject to outstanding awards under the Prior Plan as of June 23, 2017, the initial effective date of the 2017 Plan (the “Initial Effective Date”), which have become available for grant under the Plan; (iii) up to 6,405,992 Ordinary Shares subject to awards outstanding under the Prior Plan as of Initial Effective Date, but only to the extent such awards are forfeited, cancelled, expire, or otherwise terminate without the issuance of such Ordinary Shares after the Initial Effective Date; and (iv) such indeterminate number of Ordinary Shares as may become available under the Plan as a result of the adjustment provisions thereof.
Pursuant to General Instruction E to Form S-8, the contents of the Existing Form S-8 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Existing Form S-8 are presented herein.
Part II
INFORMATION REQUIRED IN THE REGESTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents previously filed with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 30, 2018 (File No. 001-35065);

(b)	The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2019 (File No. 001-35065);

(c)	The Registrant’s current reports on Form 8-K filed with the Commission on January 31, 2019, February 5, 2019, February 8, 2019, and June 28, 2019 (File No. 001-35065);

(d)
The description of the Ordinary Shares contained in the Registrant’s registration statement on Form S-3 (Reg. No. 333-211115), under the heading “Description of Ordinary Shares” and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed with the Commission by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents with the Commission.
Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 8. Exhibits
The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
3.1
Articles of Association of Wright Medical Group N.V. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 1, 2016 (File No. 001-35065))

5.1	Opinion of Stibbe N.V. as to the validity of the Ordinary Shares to be issued (filed herewith)
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Stibbe N.V. (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement)
99.1
Wright Medical Group N.V. Amended and Restated 2017 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K as filed with the Commission on June 28, 2019 (File No. 001-35065))

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on July 1, 2019.

WRIGHT MEDICAL GROUP N.V.

By: /s/ Robert J. Palmisano
Robert J. Palmisano
President, Chief Executive Officer and Executive Director
POWER OF ATTORNEY
We, the undersigned directors and officers of Wright Medical Group N.V., hereby severally constitute and appoint Robert J. Palmisano, Lance A. Berry and James A. Lightman, and each of them singly, our true and lawful attorneys-in-fact and agents, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement on Form S-8 and any and all post-effective amendments to said registration statement, and to file or cause to be filed the same, with all supplements, amendments and exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ Robert J. Palmisano Robert J. Palmisano	President, Chief Executive Officer and Executive Director (principal executive officer)	July 1, 2019

/s/ Lance A. Berry Lance A. Berry	Senior Vice President and Chief Financial Officer (principal financial officer )	July 1, 2019

/s/ Julie B. Andrews Julie B. Andrews	Vice President and Chief Accounting Officer (principal accounting officer )	July 1, 2019

/s/ Gary D. Blackford Gary D. Blackford	Non-Executive Director	July 1, 2019

/s/ John L. Miclot John L. Miclot	Non-Executive Director	July 1, 2019

/s/ Kevin C. O'Boyle Kevin C. O'Boyle	Non-Executive Director	July 1, 2019

/s/ J. Patrick Mackin J. Patrick Mackin	Non-Executive Director	July 1, 2019

/s/ Amy S. Paul Amy S. Paul	Non-Executive Director	July 1, 2019

/s/ David D. Stevens David D. Stevens	Chairman and Non-Executive Director	July 1, 2019

/s/ Richard F. Wallman Richard F. Wallman	Non-Executive Director	July 1, 2019

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Non-Executive Director	July 1, 2019